AGREEMENT AND PLAN OF MERGER
                              of
               FRIEDE GOLDMAN INTERNATIONAL INC.
              and FRIEDE GOLDMAN MISSISSIPPI, INC.

          THIS IS AN AGREEMENT AND PLAN OF MERGER (this "Agreement") by and between Friede Goldman International Inc., a Delaware corporation ("Friede Goldman"), and Friede Goldman
Mississippi, Inc., a Mississippi corporation ("FGM").   Friede
Goldman and FGM are hereinafter collectively referred to as the "Constituent Corporations."

                            RECITALS

          WHEREAS, Friede Goldman is a corporation organized and existing under the laws of the State of Delaware, having been incorporated on May 21, 1997, and having authorized capital stock consisting of (i) 125,000,000 shares of common stock, par value $.01 per share ("Friede Goldman Common Stock") and (ii) 5,000,000 shares of preferred stock, par value $.01 per share ("Friede Goldman Preferred Stock"), 24,492,797 of which shares of Friede Goldman Common Stock are issued and outstanding and none of which shares of Friede Goldman Preferred Stock are issued and outstanding; and the outstanding shares of Friede Goldman Common Stock are entitled to vote on the Merger (as described below); and

          WHEREAS, the Board of Directors of Friede Goldman has determined that it is the best interests of Friede Goldman and its stockholders to change the corporation's domicile from Delaware to Mississippi; and Friede Goldman has formed FGM as a wholly-owned subsidiary for the express purpose of effecting the reincorporation of Friede Goldman in the State of Mississippi; and

          WHEREAS, FGM is a corporation organized and existing under the laws of the State of Mississippi, having been incorporated on September 22, 1998, and having authorized capital stock consisting of (i) 125,000,000 shares of common stock, par value $.01 per share (the "FGM Common Stock") and (ii) 5,000,000 shares of preferred stock, par value $.01 per share (the "FGM Preferred Stock"), 1,000 of which shares of FGM Common Stock are issued and outstanding, all of which outstanding shares of FGM Common Stock are owned by Friede Goldman, and none of which shares of FGM Preferred Stock are outstanding; and

          WHEREAS, the respective Boards of Directors of the Constituent Corporations have determined that it is in the best interests of such corporations and the stockholders of Friede Goldman and the sole shareholder of FGM, respectively, to merge Friede Goldman with and into FGM, with FGM to be the surviving corporation (such merger being hereinafter referred to as the "Merger"), and each of such Boards of Directors have authorized, approved and adopted this Agreement and has directed that it be submitted to the stockholders of Friede Goldman and the sole shareholder of FGM, respectively, for approval.

          NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                    ARTICLE I:    THE MERGER

          Section 1.1.   The Merger and Surviving Corporation.
     At the Effective Time of the Merger (as hereinafter defined), Friede Goldman shall be merged with and into FGM, the separate existence of Friede Goldman shall cease and FGM (hereinafter sometimes referred to as the "Surviving Corporation") shall be the surviving corporation of the Merger and shall continue to exist by virtue of, and shall be governed by, the laws of the State of Mississippi. The name of the Surviving Corporation shall be "Friede Goldman International Inc." as provided in the Amendment to the Articles of Incorporation of the Surviving Corporation set forth in Section 3.1 below.

          Section 1.2. Effective Time of the Merger. The Merger shall be effective upon the later of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware and Articles of Merger with the Secretary of State of the State of Mississippi (the "Effective Time").

          Section 1.3.   Effect of Merger.   At the Effective
     Time, Friede Goldman shall merge with and into FGM, and the separate existence of Friede Goldman shall cease. Without limiting any provisions of applicable law of the State of Delaware or the State of Mississippi, at the Effective Time:
     (i) the Surviving Corporation shall succeed, without other transfer, to all the assets, rights, powers and property of the Constituent Corporations, and title to all real estate and other property owned by each of the Constituent Corporations shall be vested in the Surviving Corporation without reversion or impairment; (ii) the Surviving Corporation shall succeed, without other transfer, to all of the debts, liabilities and obligations of the Constituent Corporations as if it had incurred them itself; (iii) any proceeding pending against either of the Constituent Corporations may be continued as if the Merger did not occur or the Surviving Corporation may be substituted in the proceeding for Friede Goldman; (iv) the Surviving Corporation shall be subject to all actions previously taken by the Boards of Directors of the Constituent Corporations, and shall assume all obligations of Friede Goldman relating to the indemnification of its officers and directors; (v) the Surviving Corporation shall assume, without any further action, all employee benefit plans of Friede Goldman, including, but not limited to, all stock option, stock purchase, stock repurchase, deferred compensation, welfare and savings plans, as well all employment and severance agreements, subject, in each case, to the terms and conditions of such plans and agreements. and (vi) the shares of Friede Goldman Common Stock that are to be converted into shares of common stock, par value $.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock") shall be so converted.

                SECTION II:  CONVERSION OF STOCK

          Section 2.1 Conversion Shares of Friede Goldman Common Stock. At the Effective Time, by virtue of the Merger and without any action by the parties hereto or any other person, (i) each share of Friede Goldman Common Stock issued and outstanding immediately prior thereto shall be converted into and exchanged for one fully paid and nonassessable share of Surviving Corporation Common Stock and (ii) each option or right to purchase a share of Friede Goldman Common Stock issued and outstanding immediately prior thereto shall be converted into and exchanged for one option or right, as the case may be, to purchase a share of Surviving Corporation Common Stock, upon the same terms and subject to the same conditions.

          Section 2.2. Cancellation of FGM Common Stock. At the Effective Time of the Merger, each share of FGM Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by FGM, the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares.

          Section 2.3. Exchange of Share Certificates. (a) After the Effective Time, the holder of an outstanding certificate representing shares of Friede Goldman Common Stock may, at such stockholder's option, surrender the same for cancellation to the Surviving Corporation and such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Surviving Corporation Common Stock into which the surrendered shares were converted as herein provided. Until so surrendered, each outstanding certificate theretofore representing shares of Friede Goldman Common Stock shall be deemed for all purposes to represent the number of shares of Surviving Corporation Common Stock into which such shares of Friede Goldman Common Stock were converted in the Merger.

          (b) The registered owner on the books and records of the Surviving Corporation of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of Common Stock of the Surviving Corporation represented by such outstanding certificate as provided above.

    ARTICLE III:  CHARTER DOCUMENTS; DIRECTORS AND OFFICERS

          Section 3.1. Articles of Incorporation. The Articles of Incorporation of FGM shall be the Articles of Incorporation of the Surviving Corporation, except that Article First thereof shall be amended to read in its entirety as follows:

               FIRST: The name of the Corporation is:

                    Friede Goldman International Inc.


          Section 3.2. Bylaws. The Bylaws of FGM as in effect at the Effective Time shall continue to be the Bylaws of the Surviving Corporation until amended as provided in said Bylaws, except that the name of the Surviving Corporation shall be "Friede Goldman International Inc."

          Section 3.3. Directors. The persons who are serving as the directors of Friede Goldman as of the Effective Time shall be the directors of the Surviving Corporation until changed in accordance with the Bylaws of the Surviving Corporation and applicable law. Directors of the Surviving Corporation shall serve on the committees on which they served as directors of Friede Goldman. The persons who are serving as the directors of FGM as of the Effective Time shall hold no such position with the Surviving Corporation, except insofar as such directors hold such position with Friede Goldman.

          Section 3.4. Officers. The persons who are serving as the directors of FGM as of the Effective Time shall be the directors of the Surviving Corporation until changed in accordance with the Bylaws of the Surviving Corporation and applicable law. The persons who are serving as the officers of Friede Goldman as of the Effective Time shall hold no such office with the Surviving Corporation, except insofar as such officers hold such office with FGM.

              ARTICLE IV:   CONDITIONS TO CLOSING

          Section 4.1  Conditions to Closing. The respective
     obligations of the Constituent Corporation to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) This Agreement and the Merger shall have been authorized and approved by a majority of the stockholders of Friede Goldman entitled to vote and present, in person or by proxy, at the Special Meeting of Stockholders of Friede Goldman to be held expressly for such purpose, and by Friede Goldman, the sole stockholder of FGM, in accordance with the relevant provisions of the Delaware General Corporation Law (the "DGCL"), the Certificate of Incorporation of Friede Goldman, the Bylaws of Friede Goldman, the Mississippi Business Corporation Act, the Articles of Incorporation of FGM and the Bylaws of FGM, as applicable. After the such approval and adoption of this Agreement, and the satisfaction of the other conditions set forth herein, all required documents shall be executed, verified, filed, and recorded and all required acts shall be done under the provisions of the applicable statutes of the States of Delaware and Mississippi in order to accomplish the Merger;

               (b) As of the Effective Time, no action, suit or proceeding shall have been instituted or, to the knowledge of the Constituent Corporations, be pending or threatened before any court or other governmental body by any public agency or governmental authority seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated hereby or to seek damages or other relief in connection therewith against any officer or director of either of the Constituent Corporations.

              ARTICLE V: AMENDMENT AND TERMINATION

          Section 5.1. Amendment. This Agreement may be supplemented or amended in any manner at any time and from time to time prior to the Effective Time by the mutual consent of Friede Goldman and FGM without any action by the stockholders of Friede Goldman or the sole shareholder of FGM; provided, that any amendment, modification or supplement to this Agreement after its approval by the stockholders of Friede Goldman but prior to the Effective Time shall require the approval of the stockholders of Friede Goldman unless the amendment, modification or supplement to this Agreement (i) does not alter (a) the amount or kind of shares to be received thereunder in exchange for shares of Friede Goldman Common Stock, or (b) any term of the Articles of Incorporation of the Surviving Corporation as provided for in this Agreement, and (ii) does not alter any of the terms and conditions of this Agreement in a manner that would adversely affect the holders of Friede Goldman Common Stock.

          Section 5.2. Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the
     Effective Time by action taken by the Board of Directors    of
     either Constituent Corporation for any reason whatsoever, notwithstanding the approval of this Agreement and the Merger by the stockholders of Friede Goldman or the sole shareholder of FGM, or by both.

                ARTICLE VI:   FURTHER ASSURANCES

          Section 6.1. Further Assurances. If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances or any other things are necessary or desirable to vest in the Surviving Corporation, in accordance with the terms of this Agreement, the title of any property or rights of Friede Goldman, or otherwise to carry out this Agreement or the Merger, the last acting officers and directors of Friede Goldman or the corresponding officers and directors of the Surviving Corporation shall and will execute and make all such proper assignments and assurances and do all things necessary or proper to vest title in such property or rights in the Surviving Corporation, or otherwise to carry out this Agreement or the Merger.

                     ARTICLE VII:   GENERAL

          Section 7.1. Registered Office. The address of the registered office of the Surviving Corporation of the Merger in the State of Mississippi shall be 525 East Capitol Street, Suite 402, Jackson, Mississippi 39201, and James A.
     Lowe, III shall be the registered agent of the Surviving Corporation at such address.

          Section 7.2.   Governing Law.  This Agreement shall in
     all respects be construed, interpreted and enforced in accordance with and governed by the laws of the [State of Mississippi] and, so far as applicable, the merger provisions of the DGCL.

          Section 7.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or its terms to produce or account for more than one of such counterparts.

                   *     *     *     *     *

     IN WITNESS WHEREOF, the Constituent Corporations have caused this Agreement to be executed by their respective officers whose signatures are set forth below, all as of the 28th day of September 1998.

ATTEST:                       FRIEDE GOLDMAN INTERNATIONAL INC.
                              a Delaware corporation



By: /s/ JAMES A. LOWE, III    By: /s/ J. L. HOLLOWAY
     James A. Lowe, III            J. L. Holloway
     Secretary                     Chairman of the Board,
                                   President and Chief Executive
                                   Officer

ATTEST:                       FRIEDE GOLDMAN MISSISSIPPI, INC.
                              a Mississippi corporation



By: /s/ JAMES A. LOWE, III    By: /s/ J. L. HOLLOWAY
     James A. Lowe, III            J. L. Holloway
     Secretary                     Chairman of the Board,
                                   President and Chief Executive
                                   Officer